Exhibit (e)(28)

GLOBAL BLUE

GROUP HOLDING AG

AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN:

OPTIONS

Adopted February 2025

Global Blue Group Holding AG

Management Incentive Plan: Options

1.	GENERAL

1.1

The Plan amends and restates the Management Incentive Plan (Options) (the Original Plan) in its entirety. The Company created the Original Plan to give Employees an opportunity to become shareholders of the Company and thereby to participate in the future long-term success and prosperity of the Company. The Plan shall be effective from the Effective Date.

1.2	These Rules have been approved by the Board and determine the rules for all of the Awards made under the Plan.

1.3	The Plan shall be administered by the Board or any other person or persons (including the Nomination and Compensation Committee) acting under delegated authority from the Board from time to time.

2.	DEFINITIONS AND INTERPRETATION

2.1	In these Rules:

Appropriate Email Address means:

(a)	in the case of the Company, jhendersonross@globalblue.com;

(b)	in the case of an Award Holder, his or her work email address; or

(c)	if the Award Holder has died, and notice of the appointment of personal representatives is given to the Company, any contact address specified in that notice.

Award means an award of Options under the Plan.

Award Certificate means a certificate setting out the terms of an Award in accordance with Rule 3.2(a), substantially in the form set out in the Schedule to these Rules, with such amendments as the Board may determine to be appropriate or desirable from time to time in relation to any particular Award.

Award Holder means an Employee (or former Employee) who holds an Award or, where applicable, that Employee’s (or former Employee’s) personal representatives.

Board means the board of directors of the Company from time to time.

Business Day means any day of the year on which national banking institutions in New York, United States of America and Zurich, Switzerland are open to the public for conducting business and are not required or authorized to be closed.

Cessation Date means the date of ceasing to be an Employee (or, if earlier, the date on which notice of termination or of resignation is given), unless the Board determines otherwise.

Change of Control means (i) a person, either alone or acting in concert with one or more other persons, acquiring 50.1% or more of the voting shares of the Company, or (ii) all or substantially all of the business carried on by the Company being sold by way of asset sale to a third party or any existing shareholder.

Clawback Amount has the meaning given to it in Rule 13.1.

Global Blue Group Holding AG

Management Incentive Plan: Options

Company means Global Blue Group Holding AG, a limited company having its registered office in Zurichstrasse 38, 8306 Bruttisellen, Aktiengesellschaft (Neueintragung), Switzerland and identification number UID 442.546.212.

Dealing Day means a day on which the New York Stock Exchange is open for business.

Effective Date means the date that these Rules are approved and adopted by the Board or Nomination and Compensation Committee of the Board.

Employee means any individual who is an employee (including an executive or non-executive director) or officer of a Group Company.

Employer Company means the Group Company that is an Award Holder’s employer or former employer or the Group Company for which an Award Holder acts as an officer or director, as applicable.

Employment Contract means the employment contract between an Award Holder and his or her Employer Company or the appointment letter of any officer or director (as applicable).

Exercise Notice means a document in a form approved by the Board that an Award Holder must sign and return to the Company in order to exercise the Options in any Vested Tranche.

Exercise Price means the price at which each Share subject to an Option may be acquired on the exercise of that Option.

Grant Date means the date on which an Award is granted, as set out in the Award Certificate.

Group means the Company and its direct and indirect Subsidiaries from time to time.

Group Company means any member of the Group.

ITEPA 2003 means the Income Tax (Earnings and Pensions) Act 2003.

Market Value means, in respect of any day on which Shares are listed on the New York Stock Exchange, the middle-market quotation of a Share, or if that day is not a Dealing Day, on the immediately preceding Dealing Day.

NICs means national insurance contributions.

Nomination and Compensation Committee means the nomination and compensation committee of the Company.

Option means an option to acquire a Share under the Plan for payment of a specified Exercise Price, subject to the Rules, and Options should be read accordingly.

Ordinance has the meaning given to it in Rule 24.1.

PAYE means pay-as-you-earn.

Performance Condition has the meaning given to it in Rule 4.2.

Plan means the amended and restated management incentive plan constituted and governed by these Rules, as amended from time to time.

Global Blue Group Holding AG

Management Incentive Plan: Options

Redundancy means the termination of an Employee’s employment on the ground(s) that:

(a)	the Company is closing its business;

(b)	the Company is closing the workplace at which the Employee works; or

(c)	the Company has a diminished requirement for employees to do work of a particular kind,

or such other reasonable economic ground primarily related to the organisation and structure of the Company’s business.

Relevant Restriction means a restriction stated in an Award Certificate that applies to Shares issued or transferred pursuant to such Award.

Rules means these rules constituting and governing the Plan, as amended from time to time, and Rule means any of them.

Salary means in relation to an Employee at any time the rate of basic annual salary payable to that Employee by his or her Employer Company.

Scheduled Vesting Date means 15 August of each calendar year.

Shares means common shares in the Company.

Subsidiary means a subsidiary as defined in section 1159 of the Companies Act 2006.

Taxable Event means any event or circumstance that gives rise to a liability for the Award Holder to pay income tax and NICs or either of them (or their equivalents in any jurisdiction) in respect of:

(a)	an Award, including its grant, Vesting (including the Vesting of any Tranche), exercise, assignment, disposal or surrender for consideration, or the receipt of any benefit in connection with it;

(b)	any Shares (or other securities or assets):

(i)	earmarked (as defined in Part 7A of ITEPA 2003) or held to satisfy the Award;

(ii)	acquired on Vesting or exercise of the Award (including any Tranche);

(iii)	acquired as a result of holding the Award (including any Tranche);

(iv)	acquired in consideration of the assignment or surrender of the Award (including any Tranche); or

(v)	disposed of by the Award Holder;

(c)	any securities (or other assets) acquired or earmarked as a result of holding Shares (or other securities or assets) mentioned in paragraph (b);

(d)	entering into an election under section 430 or 431 of ITEPA 2003; or

Global Blue Group Holding AG

Management Incentive Plan: Options

(e)

any amount due under PAYE in respect of securities or assets within paragraph (a) to paragraph (d), including any failure by the Award Holder to make good such an amount within the time limit specified in section 222 of ITEPA 2003.

Tax Liability means the total of any income tax and primary class 1 (employee) NICs (or their equivalents in any jurisdiction) for which the Company or any Employer Company is or may be liable to account (or reasonably believes it is or may be liable to account) as a result of any Taxable Event.

Tranche means the proportion of an Award that shall Vest at the end of a period specified under either Rule 4.1 or the Award Certificate following the Grant Date of that Award.

Vest means that the Options in a Tranche become exercisable in accordance with Rule 4 (Vesting), and Vested or Vesting should be read accordingly.

Vesting Date means the date on which Vesting takes place and is determined in accordance with Rule 4.1.

2.2	In these Rules, a reference to:

(a)

the Rules, or to any other agreement or document referred to in the Rules, is a reference to the Rules or such other agreement or document as varied or novated (in each case, other than in breach of the Rules) from time to time;

(b)	“includes” or “including” or words of similar meaning, unless specified otherwise, shall be deemed to be followed by the words “without limitation”;

(c)

a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the Effective Date and any subordinate legislation made under the statutory provision (as so modified or re-enacted or both) before the Effective Date; and

(d)	the singular shall include the plural and vice versa.

2.3	Rule headings shall not affect the interpretation of the Rules.

3.	GRANT OF AWARDS

3.1	The Board may grant an Award to any Employee it chooses and any such person shall thereafter qualify as an Award Holder under the Plan.

3.2	Save as otherwise set out in these Rules or in the Award Certificate:

(a)	the Board shall grant each Award by executing an Award Certificate;

(b)	no amount shall be paid by the Employee for the grant of any Award;

(c)	each Award shall Vest in accordance with Rule 4 (Vesting) and the conditions set out therein; and

(d)	each Award shall at all times comply with any remuneration policy of the Award Holder’s Employer Company.

Global Blue Group Holding AG

Management Incentive Plan: Options

3.3

Unless otherwise determined from time to time by the Board, the maximum aggregate number of Options under the Plan at any one time shall be 8,000,000 provided, however, that the Board may issue awards over an additional 500,000 Shares in aggregate under the Plan and the separate management incentive plan governing the grant of restricted stock awards entered into on or around the date hereof, as it determines.

3.4

An Award Holder may not transfer or assign, or create any charge or other security interest over any part of an Award or any right arising under it. However, this Rule 3.4 does not prevent the transmission of an Award to an Award Holder’s personal representatives on the death of the Award Holder.

4.	VESTING

4.1	Save as otherwise set out in the Award Certificate or in this Plan, each Award shall Vest as follows:

(a)

the first Tranche (consisting of or pertaining to 25% of the Options granted under an Award of Options) shall Vest on the first Scheduled Vesting Date which falls at least 12 months after the Grant Date;

(b)

the second Tranche (consisting of or pertaining to the next 25% of the Options granted under an Award of Options) shall Vest on the first Scheduled Vesting Date which falls at least 24 months after the Grant Date;

(c)

the third Tranche (consisting of or pertaining to the next 25% of the Options granted under an Award of Options) shall Vest on the first Scheduled Vesting Date which falls at least 36 months after the Grant Date; and

(d)

the fourth Tranche (consisting of or pertaining to the remaining 25% of the Options granted under an Award of Options) shall Vest on the first Scheduled Vesting Date which falls at least 48 months after the Grant Date, subject to the Award Holder satisfying any Performance Conditions necessary for the Vesting of that Tranche.

4.2

The Board may (but is not required to) specify, in Annex 1 to the Award Certificate, one or more appropriate Performance Conditions which must be satisfied before each Tranche of an Award can Vest (each, a Performance Condition). The Board may vary or waive any Performance Condition, at its discretion.

4.3

As a condition to the Vesting of any Tranche, the Board shall determine whether the Performance Conditions applicable to such Tranche have been satisfied. The Board shall notify the Award Holder as soon as reasonably practicable after the Board determines:

(a)	that the applicable Performance Conditions have been satisfied; or

(b)	that the Board has chosen to waive or vary the applicable Performance Conditions under Rule 4.2,

and, in each case, that the Tranche has Vested.

4.4

If the Board determines that a Performance Condition applicable to a Tranche has become incapable of being satisfied, in whole or in part, and the Board has not chosen to waive or vary such Performance Condition, it shall notify the Award Holder accordingly as soon as reasonably practicable and that Tranche shall lapse immediately.

Global Blue Group Holding AG

Management Incentive Plan: Options

5.	EXERCISE OF OPTIONS

5.1	The exercise of Options by an Award Holder shall be conditional on:

(a)	the Tranche comprising such Options having Vested; and

(b)

such exercise being permissible under all applicable U.S. federal or state securities laws and any rules or regulations thereunder and all other laws, rules or regulations with the force of law, and other rules, codes or sets of guidelines (such as a personal or insider trading codes or policies adopted by the Company), and in no circumstances being in breach of any of the foregoing.

5.2	The Award Holder shall exercise Options by giving an Exercise Notice to the Company. The Exercise Notice shall:

(a)

set out the number of Shares in a Vested Tranche over which the Award Holder wishes to exercise the Options (provided that, if that number exceeds the number over which the Options may be validly exercised at the time, the Company shall treat the Options as exercised only in respect of that lesser number);

(b)

be accompanied by an amount equal to (i) the Exercise Price multiplied by the number of Shares specified in the notice, and (ii) any payment required under Rule 14 (Tax Liabilities), unless the Award Holder has entered into binding alternative arrangements to secure the payment of such amounts which are satisfactory to the Board; and

(c)	contain or be accompanied by any documents relating to arrangements or agreements required under Rule 12 (Malus and Clawback) and Rule 14 (Tax Liabilities).

5.3	Any Exercise Notice shall be invalid:

(a)	if it is inconsistent with the Award Holder’s rights under these Rules and the applicable Award Certificate; or

(b)

if any of the requirements of Rule 5.2 are not met (including if any payment referred to in Rule 5.2(b) is made by a cheque that is not honoured on first presentation or that fails in any other manner to transfer the expected value to the Company).

The Company may permit the Award Holder to correct any defect referred to in this Rule 5.3 (but shall not be obliged to do so). The date of any corrected Exercise Notice shall be the date of the correction rather than the original notice date for all other purposes of the Rules.

6.	SETTLEMENT OF AWARDS

6.1

Subject to Rule 7 (Cash Alternative), the Company shall allot and issue Shares (or, as appropriate, procure their transfer) to an Award Holder within 7 Business Days (or as soon as reasonably practicable thereafter) following the valid exercise of the Options in a Vested Tranche.

6.2

Shares allotted and issued in accordance with Rule 6.1 shall rank equally in all respects with the other shares of the same class in issue at the date of allotment, except for any Relevant Restriction or any rights determined by reference to a date before the date of allotment.

Global Blue Group Holding AG

Management Incentive Plan: Options

6.3

Shares transferred in accordance with Rule 6.1 shall be transferred free of any lien, charge or other security interest, other than any Relevant Restriction, and with all rights attaching to them, other than any rights determined by reference to a date before the date of transfer.

6.4

If the Shares are listed or traded on any stock exchange, the Company shall apply to the appropriate body for any newly issued Shares allotted in accordance with Rule 6.1 to be listed or admitted to trading on that exchange.

7.	CASH ALTERNATIVE

7.1

In the event of a Change of Control in which an Award Holder may validly exercise Options in a Vested Tranche pursuant to Rule 11.2 (and provided that the relevant Shares have not been allotted and issued to such Award Holder), the Company may elect at its sole discretion that such Award Holder receives a cash payment in lieu of Shares in respect of such exercise of Options from or on behalf of the Company (Cash Settlement).

7.2

The Cash Settlement shall be an amount (the Cash Settlement Amount) equal to the product obtained by multiplying the number of Shares issuable upon exercise of the Award Holder’s Option by the greater of:

(a)	zero; and

(b)	(i) the price per Share implied by the Change of Control transaction, less (ii) the applicable Exercise Price.

7.3

The Company shall make or procure payment of the Cash Settlement Amount to the Award Holder on, prior to, or as part of the funds flow in connection with, the Change of Control transaction, as the Company may elect in its sole discretion.

7.4	On receipt of the Cash Settlement Amount by the Award Holder, the Company shall have fully and finally satisfied its obligations to the relevant Award Holder in respect of the relevant Options.

7.5

All Awards shall be cancelled, and any and all subscription rights exercisable in an Exercise Notice, or which were automatically exercised in connection with the Change of Control transaction, shall lapse and cease to be exercisable, on the date of the Change of Control. For the avoidance of doubt, any Option for which the Cash Settlement Amount is zero shall be cancelled and terminated without consideration as of the date of such Change of Control transaction.

8.	LAPSE OF AWARDS

8.1	An Award (or a Tranche of an Award) shall lapse:

(a)	on the date falling six years after the Grant Date of the Award;

(b)

if the Award Holder becomes bankrupt under Part IX of the Insolvency Act 1986, applies for an interim order under Part VIII of the Insolvency Act 1986, proposes or makes a voluntary arrangement under Part VIII of the Insolvency Act 1986, or takes similar steps, or is similarly affected, under laws of any jurisdiction that correspond to those provisions of the Insolvency Act 1986;

Global Blue Group Holding AG

Management Incentive Plan: Options

(c)

pursuant to the provisions of Rule 4.4 (Vesting; Performance Conditions), Rule 7 (Cash Alternative), Rule 10 (Termination of Employment), Rule 11 (Change of Control), Rule 12 (Malus and Clawback) or Rule 13 (Clawback Amount);

(d)	upon a breach by an Award Holder of the undertaking given by him or her in his or her Award Certificate in relation to compliance with Rule 17 (Protection of Goodwill); or

(e)	upon any other event specified in the relevant Award Certificate or by the Board from time to time.

9.	SUSPENSION OF AWARDS

9.1	A Tranche of Options shall not Vest, and an Award Holder may not exercise the Options in any Tranche that has Vested, at any time:

(a)	while disciplinary proceedings by any Group Company are underway against the Award Holder; or

(b)	while any Group Company is investigating the Award Holder’s conduct and may as a result begin disciplinary proceedings.

9.2	Notwithstanding Rule 9.1:

(a)

the Company shall not commence any disciplinary proceedings or investigations against an Award Holder solely for the purpose of frustrating the Vesting of any Tranche of an Award or the exercise of any Options thereunder; and

(b)

a Tranche that does not Vest on its expected Vesting Date or is not exercisable due to the application of Rule 9.1 shall Vest or become exercisable if the Board so determines following the conclusion of the disciplinary proceedings or investigation. The Vesting Date of that Tranche shall be the date of the Board’s determination.

10.	TERMINATION OF EMPLOYMENT

10.1

If an Award Holder ceases to be an Employee before one or more Tranches of such Award Holder’s Award have Vested due to any reason other than a Bad Reason, the next Tranche which would otherwise have Vested shall Vest (in the case of the Award Holder’s death, in the Award Holder’s personal representatives) on a pro-rated basis (calculated with reference to the period between the Grant Date and the Cessation Date), subject to any additional deductions determined by the Board to reflect the degree to which any Performance Conditions relevant to such Tranche had not been met at the Cessation Date. The remainder of such Tranche and any other Tranche which has not yet Vested shall lapse (and the Options thereunder shall be incapable of exercise).

10.2	If an Award Holder ceases to be an Employee for a Bad Reason, all Tranches of such Award Holder’s Award which have not yet Vested shall lapse with immediate effect on the Cessation Date.

10.3

The Award Holder (or, in the event of the Award Holder’s death, the Award Holder’s personal representatives) may exercise the Options in the pro-rated Tranche referred to in Rule 10.1 during the 90-day period (or in the case of death, the 12-month period) beginning on the Cessation Date, provided that the date of exercise is prior to the sixth anniversary of the Grant Date.

Global Blue Group Holding AG

Management Incentive Plan: Options

10.4

Save as otherwise provided in this Rule 10, if an Award Holder gives or receives notice of termination of employment (whether or not lawfully given or received), no Tranche shall Vest, and the Options in any Vested Tranche shall not be exercisable, during such notice period.

10.5	Bad Reason means:

(a)	the Award Holder is dismissed by the Company with immediate effect for Cause;

(b)	the Award Holder is dismissed by the Company on notice, but in circumstances where the Company is or would have been entitled to dismiss the Award Holder with immediate effect for Cause; or

(c)	the Award Holder resigned.

Cause means any reason for which the Company may, in accordance with the terms of the Award Holder’s Employment Contract, terminate the Award Holder’s employment with immediate effect.

11.	CHANGE OF CONTROL

11.1	In the event of a Change of Control, the Vesting of each Tranche of an Award shall automatically accelerate so that each Tranche shall Vest on the date of the Change of Control.

11.2

The Award Holder may exercise all or any of the Options in a Tranche that has Vested pursuant to Rule 11.1 within a reasonable period to be specified by the Board for that purpose, such period to end on or before the date on which the Change of Control becomes effective, and such exercise shall be effective upon the Change of Control. The Board shall have discretion to determine that any Options in any such Vested Tranche that are not exercised in such manner shall lapse.

11.3	The Board shall notify Award Holders of any accelerated Vesting pursuant to Rule 11.1 within a reasonable period.

11.4

The Board may decide that the accelerated Vesting pursuant to Rule 11.1 and any exercise of Options pursuant to Rule 11.2 shall be conditional on the Change of Control actually occurring and shall be treated as having not occurred if the Change of Control does not occur.

11.5

In the event that the Company is delisted without a Change of Control, the Company shall settle or repurchase any Vested Awards in cash at an amount per Share equal to the fair value of a Share, as determined by the Board in good faith having regard to all factors it deems relevant, which may include but not be limited to the most recently prevailing market price for the Shares and the reasons for the delisting. In respect of any Awards which have not Vested prior to delisting: (i) any applicable Performance Conditions attached to those Awards shall be deemed to be satisfied upon delisting, (ii) the Vesting schedule applicable to such Awards shall continue (unless the Vesting of each Tranche of an Award has automatically accelerated pursuant to Rule 11.1 so that each Tranche shall Vest on the date of such delisting) and (iii) cash settlement or repurchase of such Awards shall only be required to take place once such Awards have Vested and provided that no Cessation Date has occurred in respect of the Award Holder.

Global Blue Group Holding AG

Management Incentive Plan: Options

12.	MALUS AND CLAWBACK

12.1

Unless otherwise stated in an Award Certificate, Awards granted under the Plan shall be subject to the malus and clawback provisions set forth in this Rule 12 (Malus and Clawback) if the Board, at its discretion, determines that:

(a)	an Award Holder has breached Rule 17; or

(b)	any of the circumstances set out in Rule 12.2 exist.

The Board must inform the Award Holder that it believes there are potential grounds for making a determination under this Rule 12.1 within six months of becoming aware of the applicable circumstances (and the Board must make its final determination under this Rule 12.1 within three years of becoming aware of the applicable circumstances in Rule 12.2).

12.2	The circumstances referred to in Rule 12.1(b) include where:

(a)	an Award Holder has acted fraudulently or in a materially dishonest manner (of which a Group Company has reasonable evidence);

(b)

is in breach of any material fiduciary duty owed to any Group Company as defined or set out in or pursuant to Swiss law (including, without limitation, a duty of care towards the relevant Group Company, a duty of confidentiality and a duty of loyalty / non-competition) or any restrictive covenant given in favour of any Group Company;

(c)	an Award Holder has breached his or her Employment Contract in a manner which gives rise to a legal right to dismiss the Award Holder and the Award Holder has been dismissed as a result; or

(d)

there was a material error in determining (i) the size and nature of an Award, (ii) whether an Award should be made, (iii) whether any Performance Condition was satisfied, or (iv) otherwise whether an Award should Vest, in each case due to any Group Company being required to make a restatement of the audited or unaudited financial statements or similar (where fraud or wilful misconduct contributed directly or indirectly to the facts or circumstances requiring such restatement) and such restatement would have impacted the matters set out in (i) to (iv) above.

12.3	If the Board makes a positive determination under Rule 12.1, the following malus and clawback provisions shall apply:

(a)

if, at the date of such determination, the Tranche has not yet Vested (or the Tranche has Vested but the Options therein have not yet been exercised) the Board may determine to cancel the Tranche or reduce it by such number of Shares as the Board considers to be fair and reasonable, taking account of all circumstances that the Board considers to be relevant; or

(b)

if, at the date of such determination, Shares have actually been allotted and issued (or transferred) under a Vested Tranche of Options which have been exercised, the Board may determine a Clawback Amount in relation to the Tranche in accordance with Rule 13 (Clawback Amount).

Global Blue Group Holding AG

Management Incentive Plan: Options

13.	CLAWBACK AMOUNT

13.1

As contemplated by Rule 12.3(b), the Board may require an Award Holder to repay amounts as a result of the application of Rule 12 (Malus and Clawback) in relation to one or more Tranches (the Clawback Amount). The Clawback Amount shall be such amount as the Board considers to be fair and reasonable, taking account of all circumstances that the Board considers to be relevant, but, in relation to a Vested Tranche of Options that have been exercised, shall be no more than the greater of:

(a)	the Market Value of the Shares measured on the date the Options were exercised; and

(b)	the Market Value of the Shares measured on the date of the determination, minus the Exercise Price.

13.2

If the Award Holder has paid or is liable to pay any income tax or social security taxes (such as NICs or equivalent in other jurisdictions) in relation to the Shares which cannot be recovered from or repaid by the relevant tax authority (whether directly or indirectly), the Board shall, in respect of any Award Holder who has not engaged in fraud or wilful misconduct, reduce the Clawback Amount to take account of this amount to the extent permitted by law.

13.3

The Award Holder shall reimburse the Company for the Clawback Amount, in any way acceptable to the Board, on or as soon as possible after the Board determines the Clawback Amount. If the Award Holder fails to reimburse the Company within 45 days after the determination, the Company may obtain reimbursement from the Award Holder in any (or any combination) of the following ways:

(a)	by reducing or cancelling any outstanding Tranches of Options that the Award Holder has not exercised;

(b)	by reducing or cancelling any cash bonus payable to the Award Holder by any Group Company;

(c)	by reducing or cancelling any future or existing award made or option granted to the Award Holder under any other share incentive scheme or bonus scheme operated by any Group Company; or

(d)	by making deductions from the Award Holder’s Salary up to an amount that is equal to the Clawback Amount.

13.4

For the avoidance of doubt, the Board is not obliged to determine a Clawback Amount in relation to any particular Tranche of an Award, even if the Board does determine a Clawback Amount in relation to another Tranche of an Award to the same or another Award Holder.

14.	TAX LIABILITIES

14.1	Each Award Holder shall indemnify the Company and the Employer Company in respect of any Tax Liability.

14.2	The Award Certificate shall include the Award Holder’s irrevocable agreement to:

(a)	pay the Tax Liability to the Company and/or the Employer Company (as applicable); or

(b)	enter into arrangements to the satisfaction of the Company and/or Employer Company (as applicable) to pay the Tax Liability.

Global Blue Group Holding AG

Management Incentive Plan: Options

14.3	If an Award Holder does not pay the Tax Liability within seven days of any Taxable Event, the Company or the Employer Company (as applicable) may:

(a)

if the relevant Taxable Event is the Vesting of a Tranche or the exercise of Options in any Vested Tranche, and the Shares concerned are readily saleable at the time, retain and sell such number of Shares on behalf of the Award Holder as is necessary to meet the Tax Liability and any costs of sale; or

(b)

deduct the amount of the Tax Liability from any payments of remuneration made to the Award Holder on or after the date on which the Tax Liability arose (except that, in the case of employer NICs or other applicable social security contributions, the Company or the Employer Company (as applicable) may only withhold such amount as is permitted by law).

The Award Holder’s obligations under Rule 14.1 shall not be affected by any failure of the Company or the Employer Company (as applicable) to exercise its rights under this Rule 14.3.

14.4

It is a condition of the exercise of any Options in a Vested Tranche that the Award Holder enters into a joint election, under section 431(1) or 431(2) of ITEPA 2003, in respect of the Shares to be acquired on the exercise of the Options if required to do so by the Company or Employer Company, on or before the exercise of the Options, as applicable.

14.5	The Award Certificate shall include a power of attorney appointing the Company as the Award Holder’s agent and attorney for the purposes of Rule 14.3 and Rule 14.4.

15.	RELATIONSHIP WITH EMPLOYMENT CONTRACT

15.1	The rights and obligations of any Award Holder under the terms of an office or employment with any Group Company or former Group Company shall not be affected by being an Award Holder.

15.2	The value of any benefit realised under the Plan by Award Holders shall not be taken into account in determining any pension or similar entitlements.

15.3

Award Holders and Employees shall have no rights to compensation or damages from any Group Company or any former Group Company on account of any loss in respect of Awards or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:

(a)	termination of office or employment with; or

(b)

notice to terminate office or employment given by or to, any Group Company or any former Group Company. This exclusion of liability shall apply however the termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed.

15.4

Award Holders and Employees shall have no rights to compensation or damages from any Group Company or any former Group Company on account of any loss in respect of Awards or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:

(a)	any company ceasing to be a Group Company; or

(b)	the transfer of any business from a Group Company to any person that is not a Group Company.

Global Blue Group Holding AG

Management Incentive Plan: Options

This exclusion of liability shall apply however the change of status of the relevant Group Company, or the transfer of the relevant business, is caused, and however compensation or damages are claimed.

15.5	An Employee shall not have any right to receive Awards solely by virtue of his or her status as an Employee.

16.	SHAREHOLDER RIGHTS

16.1

An Award Holder shall have no shareholder rights (including voting, dividend or other shareholder rights) with respect to any Shares that are the subject of an Award unless the applicable Options have been exercised and such Shares have been validly issued or transferred to the Award Holder, subject to the terms of the Plan.

17.	PROTECTION OF GOODWILL

17.1	Each Award Holder shall undertake to comply with the provisions of this Rule 17 in his or her Award Certificate.

17.2	Except as otherwise agreed between the Company and each Award Holder, each Award Holder shall:

(a)

for so long as he is an Employee of the Company or any other Group Company, during normal business hours and such other hours as may be reasonably required, devote his full time and attention to the business of the Group and use all reasonable endeavours to develop the business and interests of the Group and use all reasonable endeavours to procure that such business is developed and expanded through the Group and shall not, without the approval of the Board, be concerned with, engaged or interested in, any other business whether or not in competition with any business carried on by the Group;

(b)	not, directly or indirectly, at any time prior to, nor during the period of 24 calendar months from the Relevant Date:

(i)	solicit or entice away, or endeavour to solicit or entice away, or cause to be solicited or enticed away from the Company or any other Group Company; or

(ii)

employ or engage, or endeavour to employ or engage or causing to be employed or engaged, any person who was at the Relevant Date, or who at any time during the period of 12 calendar months prior to the Relevant Date had been, an employee of or consultant to the Company or any other Group Company (and with whom the Award Holder had dealings (other than in a de minimis way) during such 12 calendar month period) whether or not such person would commit a breach of his employment contract by reason of leaving service, save that this Rule 17 shall not apply to any employee or consultant engaged in a non-managerial or purely administrative role;

(c)

not, directly or indirectly, in any jurisdiction where the group has material revenues from time to time (to the extent he has been involved, other than in a de minimis way, with the activities of the Group in such geographies) at any time during the period of 24 calendar months from the Relevant Date:

(i)	engage in; or

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Management Incentive Plan: Options

(ii)	be concerned or interested in,

any business carried on in competition or will or is likely to compete with the business or any other activities of the Company or any other Group Company with which he was associated at any time during the period of 12 calendar months prior to the Relevant Date; and

(d)	not, directly or indirectly, at any time during the period of 24 calendar months from the Relevant Date:

(i)

solicit the custom of or seek to do business with or deal with any customer or supplier to the Company or any Group Company with whom he had any dealings (other than in a de minimis way) at any time during the period of 12 calendar months prior to the Relevant Date so as to compete with or harm the goodwill of the Company or any other Group Company during such period or in any other way interfere or endeavour to interfere with the continuance of supplies to the Company and/or any Group Company from such a supplier;

(ii)

interfere (or endeavour to interfere) with either the continuance of supplies to the Company and/or any Group Company (or the terms relating to those supplies) by any customer or supplier or the relations between the Company and/or any Group Company and any such customer or supplier; or (iii) be employed by or provide consultancy services to any major customer of the Company and/or any Group Company with whom he had any dealings (other than in a de minimis way) at any time during the period of 12 calendar months prior to the Relevant Date.

17.3

Nothing contained in this Rule 17 shall prevent any Award Holder from being the holder or beneficial owner, by way of bona fide personal investment, of any class of shares in any company if such class of shares is listed, or dealt in, on a recognised investment exchange provided that he (together with his spouse and his lineal descendants by blood or adoption) neither holds nor is beneficially interested in more than a total of 5% of any single class of the shares in that company and is in compliance with this Rule 17.

17.4	Each Award Holder shall agree, by way of execution of his or her Award Certificate, that:

(a)

if at any time during the time he or she is employed by or engaged as a consultant to or director of the Group, two or more Award Holders or any three or more employees or consultants of the Group (such three including, for the avoidance of doubt, any Award Holder(s)) shall have left the employment of the Group or ceased to provide services to the Group in order to work for or provide services to a competitor of the Group or otherwise, the Award Holder will not, at any time when the Award Holder holds any Shares, be employed or engaged in any way with such persons;

(b)

he or she will not, directly or indirectly, make or publish or otherwise communicate any disparaging or derogatory statement in writing or otherwise which is intended to or which might be expected to damage or lower the reputation of the Group or its direct or indirect shareholders, any customer/supplier, any agent/representative, any investor/finance provider or any director, officer or employee of any such entity; and

(c)	any breach by an Award Holder of this Rule 17 will entitle such Award Holder’s employer to summarily dismiss him from his employment.

Global Blue Group Holding AG

Management Incentive Plan: Options

17.5

Each of the undertakings contained in this Rule 17 shall be a separate undertaking given by each Award Holder (upon execution of his or her Award Certificate) in relation to himself or herself and his or her interests and shall be enforceable by the Company and/or any other Group Company separately and independently of their rights to enforce any one or more of the other covenants contained in this Rule 17. Each Award Holder (having taken independent legal advice) shall acknowledge and agree in his or her Award Certificate that the undertakings contained in this Rule 17 are reasonable and necessary for the protection of the legitimate interests of the Award Holder, the Company and any other Group Company and that these restrictions do not work harshly on him or her. It is nevertheless agreed that, if any such undertaking shall be found to be void but would be valid if some part were deleted, then such undertaking shall apply with such deletions and/or modifications as may be necessary to make it valid and enforceable.

17.6	For the purposes of this Rule 17 only:

(a)

the “Relevant Date” shall mean the date on which the Award Holder ceases to be employed by any Group Company or if earlier, the date of exercise of any Group Company’s right under the relevant Award Holder’s Service Agreement to put that Award Holder on garden leave or the date on which any Group Company (as applicable) gave such Award Holder notice of termination or the date on which the Award Holder gave notice of termination to any Group Company; and

(b)

“directly or indirectly” shall mean the Award Holder acting either alone or jointly with or on behalf of any other person, firm or company whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise.

18.	NOTICES

18.1	Any notice or other communication given under or in connection with the Plan shall be in writing and shall be sent by email to the Appropriate Email Address.

18.2	Any notice or other communication given under this Rule 18 (Notices) shall be deemed to have been received at 9.00 am on the next Business Day after sending.

18.3	This Rule 18 (Notices) does not apply to the service of any proceedings or other documents in any legal action, arbitration or other method of dispute resolution.

19.	ADMINISTRATION AND AMENDMENT

19.1	The Board may amend the Rules from time to time in its absolute discretion:

(a)	to make any amendment to the Plan and/or the terms of any Award which is minor and/or technical in nature and/or is made to enable matters already contemplated in the Plan and/or any Award to occur;

(b)

in such manner and to such extent as the Board determines is appropriate to ensure that the Rules, the Plan and any Awards granted under the Plan from time to time comply with applicable local law(s); or

(c)

to make any other amendments as it sees fit, provided that it may not make any amendment under this Rule 19.1(c) that (i) applies to Awards granted before the amendment was made or (ii) materially adversely affects the interests of Award Holders, without the prior written consent of the affected Award Holders.

Global Blue Group Holding AG

Management Incentive Plan: Options

19.2

The Board shall determine any question of interpretation and settle any dispute arising under the Rules or the Plan, including determining whether anything is material. In these matters, the Board’s decision shall be final.

19.3	In making any decision or determination, or exercising any discretion under the Rules, the Board shall act fairly and reasonably and in good faith.

19.4	The Company shall not be obliged to notify any Award Holder:

(a)	if Options (including any Tranche thereof) are due to lapse; or

(b)	when Options (including any Tranche thereof) are due to, or have, become exercisable.

19.5	The Company shall not be obliged to provide Award Holders with copies of any materials sent to the holders of Shares.

20.	THIRD PARTY RIGHTS

20.1

A person who is not a party to an Award shall not have any rights under or in connection with such Award as a result of the Contracts (Rights of Third Parties) Act 1999 except where such rights arise under these Rules for any Group Company that is not a party to the Award.

20.2

The rights of the parties to an Award to surrender, terminate or rescind it, or agree any variation, waiver or settlement of it, are not subject to the consent of any person that is not a party to the Award as a result of the Contracts (Rights of Third Parties) Act 1999.

21.	DATA PROTECTION

21.1

For the purpose of operating the Plan, the Company will collect and process information relating to Award Holders in accordance with such privacy notice that complies with local law and as notified to Award Holders from time to time.

22.	GOVERNING LAW

22.1

These Rules and any dispute or claim arising out of or in connection with them or their subject matter (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

23.	DISPUTE RESOLUTION

23.1

Any dispute, controversy or claim arising out of or relating to the Plan or these Rules, including any question regarding its conclusion, existence, validity, invalidity, breach, amendment or termination (each, a Dispute), shall be finally resolved by arbitration under Rules of Arbitration of the International Chamber of Commerce (the ICC) in force at the time of such submission (the Arbitration Rules). The Arbitration Rules are deemed to be incorporated by reference into these Rules except: (i) that any provision of such Arbitration Rules relating to the appointment of an emergency arbitrator shall be excluded in its entirety; and (ii) as may otherwise be agreed by the parties.

Global Blue Group Holding AG

Management Incentive Plan: Options

23.2

The number of arbitrators shall be three. The claimant(s) shall nominate one arbitrator in the Request for Arbitration. The respondent(s) shall nominate one arbitrator in the Answer to the Request. The two party-nominated arbitrators will then attempt to agree within a period of 30 days, in consultation with the parties to the arbitration, upon the nomination of a third arbitrator to act as president of the tribunal, barring which the International Court of Arbitration of the ICC shall select the third arbitrator (or any arbitrator that the claimant(s) or respondent(s) shall fail to nominate in accordance with the foregoing).

23.3	The seat of arbitration shall be Zurich, Switzerland. The language of the arbitration shall be English.

23.4	The arbitral proceedings shall be subject to the provisions of Chapter 12 of the Swiss Private International Act, to the exclusion of the Third Part of the Swiss Code of Civil Procedure.

23.5

The Parties shall maintain strict confidentiality with respect to all aspects of the arbitration and shall not disclose the existence of the arbitration, the arbitral proceedings, the submissions or the decisions made by the arbitral tribunal, including its awards to any non-parties or non-participants without the prior written consent of all parties to the arbitration, except to the extent: (i) required by law and applicable internal reporting requirements; or (ii) necessary to recognise, confirm or enforce the final award in the arbitration.

24.	SWISS ORDINANCE

24.1

Notwithstanding anything else contained herein, to the extent that there is any conflict between the Swiss Ordinance against Excessive Compensation in Public Companies and any successor legislation thereof (the Ordinance) and:

(a)	the provisions of the Rules;

(b)	the operation of the Plan (including, but not limited to, the exercise by the Board of any discretion granted to it under the provisions of the Rules); or

(c)	the terms of any Award, then the Ordinance shall prevail, and:

(d)	if such conflict is with the provisions of the Rules, the provisions of the Rules shall be amended;

(e)	if such conflict is with the operation of the Plan, the Board shall modify the operation of the Plan (including the exercise of any discretion granted to it under the provisions of the Rules); or

(f)	if such conflict is with the terms of any Award, the Board shall amend the terms of such Award,

in each case in such manner and to such extent as the Board determines, in its discretion, is appropriate to ensure compliance with the Ordinance (provided that, if the Board does not make any amendments or modifications, such amendments or modifications shall automatically be made to the minimum extent necessary to ensure compliance with the Ordinance).

Global Blue Group Holding AG

Management Incentive Plan: Options

SCHEDULE

FORM OF AWARD CERTIFICATE

This deed is dated _____________________ 2020 (the Grant Date)

PARTIES

This deed is made by Global Blue Group Holding AG, a limited company having its registered office in Zurichstrasse 38, 8306 Bruttisellen, Aktiengesellschaft (Neueintragung), Switzerland and identification number UID 442.546.212 (the Company) and [INSERT NAME OF EMPLOYEE] of [INSERT RESIDENTIAL ADDRESS OF EMPLOYEE] (the Award Holder).

BACKGROUND

A.	The Company has adopted the Global Blue Group Holding AG Management Incentive Plan (the Plan).

B.

The Company wishes to grant Options under the Plan (the Award) to the Award Holder, on the terms specified in this deed (the Award Certificate). Terms in this Award Certificate such as you and your refer to and address the Award Holder.

C.	The Award Holder is an Employee of [the Company][/[INSERT NAME OF GROUP COMPANY] (the Employer Company)].

AGREED TERMS

1.	INTERPRETATION

1.1

The rules of the Plan (the Rules) are incorporated by reference into this Award Certificate. A term defined in the Rules shall have the same meaning in this Award Certificate, unless a contrary indication appears.

1.2	A copy of the Rules has been provided to you and further copies may be obtained on request from the Company.

2.	GRANT OF AWARD

2.1	The Company hereby grants you Options to acquire [insert number] Shares in the Company (the Award Shares).

2.2	The Exercise Price of the Options shall vary as follows:

Number of Award Shares	Exercise Price for those Award Shares
First [insert number] Award Shares	$	US
Next [insert number] Award Shares	$	US
Next [insert number] Award Shares	$	US
Remaining [insert number] Award Shares	$	US

Global Blue Group Holding AG

Management Incentive Plan: Options

3.	EXERCISE OF AWARD

3.1	You may exercise the Options in this Award only in accordance with the Rules and the other terms of this Award Certificate.

3.2	You may not exercise the Options before the relevant Vesting Date for each Tranche.

3.3	Your attention is drawn in particular to Rule 8 (Lapse of Awards) and Rule 9 (Suspension of Awards).

3.4	You may not exercise the Options after the sixth anniversary of the Grant Date and this Award will lapse on that date if it has not lapsed or been exercised in full before then.

3.5

You may not transfer this Award or the Options, or make this Award or the Options subject to a charge or any other security interest. For example, you cannot use this Award or the Options as security for a loan. This Award will lapse if you attempt to do so.

4.	PERFORMANCE CONDITIONS

4.1

The Performance Conditions, if any, that must be satisfied before each Tranche of the Award can Vest (and the Options in each Tranche can be exercised) are set out in Annex 1 to this Award Certificate.

4.2

Save as set out in Rule 10 (Termination of Employment) or Rule 11 (Change of Control), in each case as amended by this Award Certificate, a Tranche shall only Vest (and the Options in such Tranche shall only become exercisable) if the Performance Conditions relevant to that Tranche are satisfied or waived by the Board.

5.	TAX AND NATIONAL INSURANCE CONTRIBUTIONS (NICS)

5.1	By accepting this Award, you irrevocably agree to:

(a)	pay to the Company or your Employer Company (as applicable) the amount of any Tax Liability; or

(b)	enter into arrangements to the satisfaction of the Company or your Employer Company (as applicable) to pay any Tax Liability.

5.2

By accepting this Award, you irrevocably agree to enter into a joint election in respect of each Tranche of the Award Shares under section 431(1) or section 431(2) of the Income Tax (Earnings and Pensions) Act 2003, if required to do so by the Company or your Employer Company (as applicable), on or before the date of exercise of the Options in each such Tranche.

5.3

By accepting this Award, you irrevocably agree to appoint the Company as your agent and attorney for the purposes of Rules 14.3 and 14.4 (Tax Liabilities) of the Plan, to, on your behalf, execute documents, use your name and do all things which are necessary or desirable to satisfy any Tax Liability including:

(a)

if the relevant Taxable Event is the Vesting of a Tranche or the exercise of Options, and the Shares are readily saleable at the time, retaining and selling such number of Shares on your behalf as is necessary to meet the Tax Liability and any costs of sale; or

Global Blue Group Holding AG

Management Incentive Plan: Options

(b)

deducting the amount of any Tax Liability from any payments of remuneration made to you on or after the date on which the Tax Liability arose except that, in the case of employer NICs or other social security contributions (if applicable), the Company or Employer Company may (as applicable) only withhold such amount as is permitted by law.

5.4

A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by Clause 5.3 shall be conclusive evidence that such is the case so far as any third party is concerned.

6.	EXERCISE

6.1	To exercise the Options in any Vested Tranche, you should fill in and sign an Exercise Notice and submit it to the Company.

6.2	The Exercise Notice form can be obtained from the Company.

7.	RESTRICTIONS ON SHARES

7.1	The Award Shares may be subject to the malus and clawback provisions under Rule 12 (Malus and Clawback) and Rule 13 (Clawback Amount).

7.2	There are no Relevant Restrictions on the Award Shares.

8.	PROTECTION OF GOODWILL

8.1	You hereby undertake to the Company (for itself and as trustee for each other Group Company) to comply with the provisions of Rule 17 (Protection of Goodwill) in their entirety.

8.2

In particular, you acknowledge and agree (having taken independent legal advice) that the undertakings contained in Rule 17 are reasonable and necessary for the protection of the legitimate interests of the Award Holder, the Company and any other Group Company and that these restrictions do not work harshly on you.

9.	GENERAL TERMS

9.1

Upon receipt of any Award Shares, you are responsible for all proper tax declarations and payment of applicable taxes (including, without limitation, income tax, wage tax and capital gains tax) and social security contributions payable in connection with your receipt of the Award Shares.

9.2

You hereby acknowledge that the information contained in this Award Certificate is for administration purposes only. Any information concerning you shall be transmitted solely to those individuals or legal entities expressly authorised to have knowledge of it and to process it in connection with the administration of the Plan. Moreover, you acknowledge that the Company and/or the Employer Company is entitled to transmit such information abroad if this is necessary in connection with the administration of the Plan. You may request to have access to and, if necessary, correct any personal data. You acknowledge that your provision of the information in this Award Certificate is necessary to enable you to participate in the Plan.

9.3

Nothing in this Award Certificate or in the Rules shall confer upon you any right to continue in service for any period of specific duration with the Group, or interfere with or otherwise restrict in any way your rights or the rights of the Company/the Employer Company (as applicable) to terminate your employment pursuant to your Employment Contract, which rights are hereby expressly reserved by each.

Global Blue Group Holding AG

Management Incentive Plan: Options

9.4

The grant of the Award is approved by the Board and shall not be held or construed to confer upon you any right to the continued grant of Awards under the Plan. The grant of the Award and any previous or subsequent Awards under the Plan shall constitute a voluntary contribution, even where repeatedly made. In this regard, the Company expressly reserves the right to discontinue such grant of Awards at any time without notice.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Global Blue Group Holding AG

Management Incentive Plan: Options

EXECUTED and DELIVERED as a deed by

Global Blue Group Holding AG

[INSERT NAME OF EMPLOYEE]

Witness signature:

Witness name:

Witness address:

Global Blue Group Holding AG

Management Incentive Plan: Options

ANNEX 1

PERFORMANCE CONDITIONS

Not applicable.